                                                                   EXHIBIT 99.15



                                 PROMISSORY NOTE

October 23, 2002                                                  US $331,454.55

         For value received, the undersigned, CSI/Frigo LLC, a Delaware limited liability company, or its assigns (herein the PAYOR), promises to pay to the order of ProLogis, a Maryland real estate investment trust, THREE HUNDRED THIRTY-ONE THOUSAND FOUR HUNDRED FIFTY-FOUR and 55/100 DOLLARS (US $331,454.55), plus interest on the unpaid principal amount hereof outstanding from time to time at the applicable Rate of Interest (as defined below) and the Participation Interest (as defined below), at such times and on such terms as described below.

         1. Repayment of Principal. The aggregate principal amount of this Promissory Note shall be payable in whole on the tenth anniversary of the date hereof, such date being referred to as the Final Maturity Date.

         2. Payment of Interest. Interest will be payable at maturity, whether by optional prepayment or on the Final Maturity Date. All interest will be calculated for the actual number of days elapsed on the basis of a 365-day year. The Rate of Interest shall be eight percent (8%) per annum. In the event of any default in the payment of interest or principal hereunder, the Rate of Interest shall be ten percent (10%) for such period as the PAYOR shall be in default.

         3. Additional Payments. At maturity, whether by optional prepayment or on the Final Maturity Date, PAYOR shall pay to the holder of this Note, an additional amount equal to the Participation Interest. The Participation Interest shall accrue annually and shall be equal to six percent (6%) of the annual net earnings or loss of Frigoscandia S.A., a Luxembourg corporation, allocable to holders of Ordinary Shares of Frigoscandia S.A.

         4. Optional Prepayment. The PAYOR, at his/its option, may prepay this Promissory Note, together with all accrued interest on the principal balance prepaid and full payment of the Participation Interest through the date of prepayment, in whole or in part at any time prior to the Final Maturity Date.

         In addition to, and not in limitation of, the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorney fees and expenses, incurred by the holder of this Promissory Note in seeking to collect any amounts payable hereunder which are not paid when due.

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, protest, and notice of dishonor.

         This Promissory Note may not be changed or modified orally.

         THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

         IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first above written.

                                          CSI/FRIGO LLC


                                          By: /s/ K. Dane Brooksher
                                             --------------------------------
                                             K. Dane Brooksher, Manager





                                       2